           DEVELOPMENT AND LICENSE AGREEMENT BETWEEN MONSANTO COMPANY

                                       AND

                           IgX OXFORD HEPATITIS CORP.











                             As of September 1, 1998

                                      SDM&C
                     SOKOLOW. DUNALJD. MERCADIER & CARRERAS
                                55 avenue Kleber
                                   75116 Paris


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                                TABLE OF CONTENTS

                                                                           Pages
                                                                           -----
Article 1 - Definitions                                                      2

        Affiliate                                                            2
        Combination Product                                                  3
        Compound
        Compounds                                                            3
        Date of First Commercial Sale                                        3
        Development Program                                                  4
        Drug Development Committee                                           4
        Effective Date                                                       4
        Entity                                                               4
        Field                                                                4
        Funding Agreement                                                    4
        IND                                                                  5
        Know-How                                                             5
        Licensee Development Costs                                           5
        Licensee Transfer of Rights                                          5
        Major Markets                                                        5
        Mono Products                                                        6
        Monsanto Development Costs                                           6
        Monsanto Intellectual Property                                       6
        Monsanto Manufacturing Information                                   6
        Monsanto Patents                                                     7
        Net Sales                                                            7
        Patents                                                              7
        Product                                                              8
        Regulatory Agency                                                    8
        Regulatory Delay                                                     8
        Territory                                                            8
        Third Party Transfer Compensation                                    8

Article 2 - Licences                                                         8

        Grant                                                                8
        Sublicenses                                                          9
        Option
        No other rights                                                     10

Article 3 - Development

        Access to the MONSANTO Know-How                                     10
        Development Program                                                 11
        Development Program Charges                                         11
        Development Program Management                                      12
        Source of the Compound                                              13
        Reversion and Conveyance of Rights                                  14


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                                                                               2

                                                                           Pages
                                                                           -----
Article 4 - MONSANTO Rights of First Refusal

        Rights in the Field                                                 15
        Second Right of First Refusal                                       16
        Rights Outside the Field                                            18

Article 5 - Royalties                                                       18

Article 6 - Representations and Warranties                                  20

Article 7 - Infringement and Indemnification                                23

        Infringement Claims                                                 23
        Indemnification                                                     24

Article 8 - Confidentiality                                                 27

Article 9 - Intellectual Property - Improvements                            30

Article 10 - Limitations on liability                                       32

        No Warranties                                                       32
        Force Majeure                                                       32

Article 11- Non-use of Names                                                33

Article 12-Publicity                                                        33

Article 13 - Term and Termination                                           34

        Term                                                                34
        Events of Default                                                   34
        Termination                                                         35
        Consequences of Termination                                         37

Article 14 - Miscellaneous

        Notices                                                             38
        Arbitration                                                         40
        Amendments                                                          41
        No waiver - Remedies                                                41
        Successors and Assigns                                              41
        Relationship of Parties                                             42
        Expenses                                                            42
        Entire Agreement                                                    42
        Severability                                                        42
        Counterparts                                                        43
        Governing Law                                                       43


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                                                                               3

Appendix A
MONSANTO Patents

Appendix B
Development Program

Appendix C
Funding Agreement


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                        DEVELOPMENT AND LICENSE AGREEMENT


This DEVELOPMENT AND LICENSE AGREEMENT (the "Agreement") is entered into as of September 1, 1998 by and between MONSANTO COMPANY, a Delaware corporation having its principal place of business at 800 North Lindbergh Boulevard, Saint Louis, Missouri, 63167, acting on behalf of itself and on behalf of its wholly owned subsidiary G.D. Searle & Co. (hereinafter collectively "MONSANTO") and IgX Oxford Hepatitis Corp., a Delaware corporation having its principal place of business at One Springfield Avenue, Summit, New Jersey 07901.

                                                        (hereinafter "LICENSEE")

                                   WITNESSETH:

WHEREAS, MONSANTO is the owner of patents and patent applications relating to the use of N-nonyl DNJ (the "Compound") or a novel congener thereof (collectively the "Compounds") for the treatment of Hepatitis B as a mono-therapy or in a combination therapy.


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                                                                               2

WHEREAS, MONSANTO is the owner of certain intellectual property relating to the Compound; and

WHEREAS, subject to the terms and conditions of this Agreement, MONSANTO wishes to grant to LICENSEE and LICENSEE desires to obtain, an exclusive world-wide license, with the right to sublicense. under the aforesaid patents to use, develop, register and sell one or more of the COMPOUNDS for treatment of Hepatitis B as a mono-therapy and/or in a combination therapy; and

WHEREAS, in connection with such license MONSANTO is willing to grant to LICENSEE licenses to the aforesaid intellectual property as reasonably available and accessible to MONSANTO.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

                             Article 1 - Definitions

As used in this Agreement, the following terms shall have the meanings specified:



1.1 "Affiliate" means any other legal Entity that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such legal Entity. For purposes hereof, the term "control" (including with its correlative meanings,


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                                                                               3

     the terms "controlled by" and "under common control with"), means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Entity (whether through the ownership of voting securities, by contract or otherwise).

1.2 "Combination Product" means a Product suitable for commercialization for use in the Field having as its active ingredients one or more of the Compounds and any other active ingredients.

1.3 "Compound" means N-nonyl DNJ referred to by MONSANTO as SC-48578 and described in the MONSANTO Patents listed in Appendix A hereto.

1.4 "Compounds" means the Compound or a novel congener thereof described in the MONSANTO Patents, wherein the term "novel" refers to specific congeners which are structurally new after 12 February, 1997.

1.5 "Date of First Commercial Sale" shall mean the earliest date on which LICENSEE shall have sold commercially a Product for therapeutic use in the Field in any country or jurisdiction after having obtained all necessary approvals for such therapeutic use in the Field in such country or jurisdiction.

1.6 Development Program" means the program of activities and timelines for the pre-clinical and clinical development of one or more of the Compounds for use in the Field (including but not limited to those pre-clinical activities and timelines set forth in


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                                                                               4

     Appendix B hereto) and activities and timelines to be agreed by the parties at a later date for the development of one or more of the Compounds for which approval will be sought from a Regulatory Agency for commercialization of one or more of the Products for use in the Field.

1.7 "Drug Development Committee" means the committee described in Article 3.4 hereof.

1.8 "Effective Date" means the earlier of (i) the date upon which the animal studies set forth in Appendix (B) commence or (ii) October 31, 1998.

1.9 "Entity" means any individual, estate, trust, corporation, partnership, joint venture, association, firm or company, or government body, agency or official or any other legal entity.

1.10 "Field" shall mean the treatment of Hepatitis B.

1.11 "Funding Agreement" means the Research Agreement, dated as of the 17th day of August, 1998 between LICENSEE and IgX Corp., a Delaware Corporation, attached hereto and made a part hereof as Appendix C.

1.12 "IND" means an application and dossier covering an Investigational New Drug filed or fileable with the United State Food & Drug Administration.


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                                                                               5


1.13 "Know-How" means any and all technology, experience, know-how, show-how, techniques, discoveries, improvements, processes, formulae, data (including but not limited to all formulation characterization data), structure activity relationships,. trade secrets, technical reports, in vitro and animal studies, clinical data, dosage information, product formulations, metabolic studies and toxicological data relating to the Compound and its use in the Field in Monsanto's possession or control, or to which Monsanto has grantable rights at the date of this Agreement.

1.14 LICENSEE Development Costs" shall mean expenses in the form of cash outlays to non-Affiliates of LICENSEE and other out-of-pocket costs, including employee compensation and benefits paid to or incurred on behalf of scientific employees, which LICENSEE incurs in, and which are attributable to, LICENSEE's development of Product, including all costs relating to process research, process development, and regulatory approvals for use of such Products.

l.15" LICENSEE Transfer of Rights" shall mean and include any of the following:
     (i) any sublicense granted under the authority of Articles 2.3 hereof; and
     (ii) any assignment of this Agreement.

1.16 "Major Markets" means the United States, the European Union (as defined by the European Patent Convention), Japan, and the Peoples Republic of China.

1.17 "Mono Product" means a Product suitable for commercialization for use in the Field having as its sole active ingredient one of the Compounds.

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                                                                               6


1.18 "MONSANTO Development Costs" shall mean expenses in the form of cash outlays for MONSANTO in-house activities and other variable costs which MONSANTO has incurred in and which are directly attributable to MONSANTO's development of the Compound for use in the Field including all costs relating to research, development, toxicology, pharmacokinetics and structure-activity relationships, but not including: (i) any capital investment in, lease of, or operating costs of any commercial manufacturing, warehousing or storage facility; (ii) any expenses relating to the design or construction, or startup of any such facility, (iii) any investment or expense relating to the acquisition, rent or lease of land for any such facility; (iv) any general administrative expense; (v) any legal expenses except those related to the filing and prosecution of Patents in the Major Markets or (vi) any overhead cost associated with MONSANTO's business or any part, function or activity thereof.

1.19 "MONSANTO Intellectual Property" means the MONSANTO Patents, Know-How and MONSANTO Manufacturing Information.

1.20 "MONSANTO Manufacturing Information" means any and all information owned by and in the possession of MONSANTO relating to Compound manufacturing process descriptions, technical reports, manufacturing process research data, animal studies, dosage information, product formulation, metabolic studies and toxicological data related to such manufacturing information.

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                                                                               7

1.21 MONSANTO Patents" means the Patents or Patent Applications listed in Appendix A hereto.

1.22 "Net Sales" shall mean the gross amount invoiced on sales of a Product by LICENSEE, or its sublicensee, in any country in the Territory to independent unrelated third parties less (a) trade, cash and promotional discounts actually allowed and taken; (b) excise, sales taxes or value-added taxes imposed upon and paid with respect to such sales (excluding national, state or local taxes based on income) as adjusted for rebates or refunds; (c) freight, insurance and other transportation charges invoiced to third parties; (d) amounts repaid or credited by reason of rejections, defects, recalls or returns; and (e) rebates (including pursuant to medicaid or other similar governmental rebate, discount or charge back programs).

1.23 "Patent" means (i) unexpired letters patent (including inventor's certificates) including without limitation any substitutions, extensions, registrations, confirmations, supplementary protection certificates, reissues, re-examinations, renewals, continuations, divisionals, continuations-in-part or any like filing thereof, and (ii) pending applications for letters patent, including without limitation any continuations, divisions or continuations-in-part thereof and any provisional applications.

1.24 "Product" means either a Combination-Product or a Mono-Product which is sold for use in the Field.

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                                                                               8


1.25 "Regulatory Agency" means the United States Food and Drug Administration
     (FDA) or any successor agency performing a similar function or an equivalent ex-US regulatory agency.

1.26 "Regulatory Delay" means a delay in any milestone date or other date on or before which a specific event mentioned herein or in any Annex hereto must occur which delay is caused by any action, request, requirement or failure to act of a Regulatory Agency in a country of a Major Market.

1.27 "Territory" means all countries in the world.

1.28 "Third Party Transfer Compensation" shall mean funds paid or other compensation made to LICENSEE, other than royalties measured by Net Sales of a Product, as consideration for any LICENSEE Transfer of Rights under this Agreement.

                              Article 2 - Licenses

2.1 Grant. Subject to the terms and conditions of this Agreement and in consideration of the payments to be made hereunder, MONSANTO hereby grants an exclusive, world-wide license, with right to sublicense, under the MONSANTO Patents and Know-How to develop, use, import, register, offer for sale and sell one or more Products as a mono-therapy and/or as a combination therapy for use in the Field, wherein:


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                                                                               9


     (a)  said license shall be exclusive under the MONSANTO Patents; and

     (b) said license shall be exclusive under the Know-How to the extent said Know-How relates exclusively to Compounds for use in the Field and said license shall otherwise be non-exclusive; provided that said non-exclusive Know-How license shall be grantable only to the extent that exclusive rights have not been granted to another party prior to the date of this Agreement.

2.2 MONSANTO further grants to LICENSEE an option to obtain a non-exclusive world-wide license under the MONSANTO Manufacturing Information to make, have made, use and sell one or more of the Products for use in the Field.

2.3 Sublicenses. LICENSEE shall have the right to enter into sub-licensing agreements with respect to any of the rights, privileges and licenses granted hereunder, to the extent sub-licensing rights have been granted by MONSANTO to LICENSEE and subject to the terms and conditions hereof. Such sublicense(s) shall terminate upon the termination of this Agreement. LICENSEE agrees that any sublicense granted by it hereunder shall provide that all of the obligations to MONSANTO pursuant to this Agreement shall be binding upon the sublicensee(s) as if they were a party to this Agreement.

2.4 Option. MONSANTO hereby grants to LICENSEE an option to be granted a non-exclusive license under US. Patent No. 5,602913, US. Patent No. 5,610,039, and worldwide counterparts thereof (the "Compound Manufacturing Patents"), to make or

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                                                                              10


       have made the Compounds. LICENSEE may exercise such option at any time during the term of this Agreement on thirty (30) days prior written notice. Upon such exercise, LICENSEE shall negotiate in good faith with MONSANTO a license agreement with terms and conditions customary and usual for such non-exclusive manufacturing rights, including lump-sum payments and royalties payable by the LICENSEE to MONSANTO in an amount which shall be no more onerous, when considering all terms and conditions of the license, in the aggregate, as to both amount and type of compensation, as that paid by the most favored of MONSANTO's other licensees under the Compound Manufacturing Patents.


2.5 No other Rights. The license granted hereunder and the option to be granted a license hereunder shall not be construed to confer any rights on LICENSEE (by implication, estoppel, or otherwise) as to any technology, trade secrets or other proprietary rights of MONSANTO, except as expressly set forth herein.

                             Article 3 - Development

3.1 Access to the MONSANTO Know-How. Within thirty (30) days after the date of this Agreement, MONSANTO shall diligently begin to provide LICENSEE with full access, to all of the MONSANTO Know-How, which is reasonably accessible to and grantable by MONSANTO for the purpose of the development of the Compounds for use in the Field.

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                                                                              11


3.2 Development Program. LICENSEE shall use its best commercially reasonable efforts to pursue the development of one or more of the Compounds for use in the Field. Appendix B hereto sets forth a near term development plan (the "Near Term Development Plan") with timelines set forth therein. The parties acknowledge that time is of the essence in completing the Near Term Development Plan. Upon successful completion, to the satisfaction of LICENSEE and the Drug Development Committee, of paragraphs (a), (b) and (c) of the Near Term Development Plan and during the six (6) month period set forth in paragraph (d) of the Near Term Development Plan, LICENSEE shall provide to MONSANTO for MONSANTO's approval, which approval shall not be unreasonably withheld or delayed, a development plan (the "Development Plan") containing milestone events and timelines for the clinical development and registration with a Regulatory Agency in each of the Major Markets of one or more Products for sale for use in the Field. MONSANTO acknowledges and agrees that the LICENSEE may use one or more contractors to perform the Near Term Development Plan and/or the Development Plan and hereby authorizes the LICENSEE to make available to such contractor(s) any of the MONSANTO Know-How or MONSANTO Intellectual Property provided hereunder, subject to such contractor(s) agreeing to be bound by the confidentiality obligations set forth in Article 8. hereof

3.3 Development Program Charges. All costs incurred by LICENSEE in the Near Term Development Plan and the Development Plan, including, without limitation, payments for clinical trials and other studies, tests and all filings and applications and other actions necessary for achieving the approval of any Regulatory Agency for marketing

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                                                                              12


     one or more of the Compounds for use in the Field shall be the sole responsibility of LICENSEE.

3.4  Development Program Management.

(a) The Development Program shall be managed by the Drug Development Committee which shall administer and be responsible for (i) oversight of the research and development program to be carried out and (ii) setting and approving budgets, releasing funds, approving charges to the Near Term Development Plan or the Development Plan and in general approving all tasks and the timetable for completion of such task in the development of one or more Compounds for use in the Field.

(b) The Drug Development Committee shall include a designee of LICENSEE, Professor Raymond A. Dwek of Oxford University, and until such time as MONSANTO shall have declined all of its Rights of First Refusal as set forth in Article 4 hereof, or having exercised such rights failed to negotiate a definitive license agreement with LICENSEE, a designee of MONSANTO. Professor Dwek shall serve as Chairman of the Committee. All decisions taken by the Drug Development Committee shall be by consensus; provided, however, that until such time as MONSANTO shall have exercised its Rights of First Refusal pursuant to Article 4.1 hereof and entered into either the Development and License Agreement or the Marketing Agreement, as therein specified, MONSANTO shall have an advisory role but no vote on decisions relating to setting and approving budgets or releasing funds.

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                                                                              13


(c) The Drug Development Committee shall meet at least quarterly to review and revise, if necessary, the Drug Development Program. Written minutes of all decisions taken by the Drug Development Committee shall be signed by all members of the Drug Development Committee. The Drug Development Committee shall provide MONSANTO with detailed quarterly reports describing progress of the development of the Compound(s) for use in the Field including any information with respect to side effects or contraindications noted.

3.5  Source of the Compound

MONSANTO shall provide to LICENSEE, at no additional cost, and as available in storage to MONSANTO for use in the Development Program a sample of SC-48578 in an amount of approximately 100 grams. If requested by LICENSEE, MONSANTO shall provide to LICENSEE at no additional cost, and as available in storage to MONSANTO reasonable amounts of samples of synthesis intermediates.

The Compound or synthesis intermediates to be provided hereunder shall be delivered to LICENSEE or as LICENSEE directs as soon as practicable after a written request for such Compound or intermediates is received by MONSANTO from LICENSEE. MONSANTO shall ship these materials by a suitable carrier in packaging appropriate for the materials, and shall provide a Material Safety and Data Sheet and certificate of weight and analysis for each shipment as available to MONSANTO. MONSANTO shall not be required to warrant that the material contained in each shipment shall conform to the certificate of analysis provided therefor. LICENSEE shall bear all costs and responsibility for acquiring appropriate import


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                                                                              14

and export approvals and certificates related to shipment of Compound and/or synthesis intermediates.

3.6 Reversion and Conveyance of Rights. If LICENSEE or its sub-licensee shall cease development efforts of a Compound for use in the Field, or shall have failed to achieve a mutually-agreed milestone in the development of a Compound in the time period agreed upon, or if the License Agreement is for any reason terminated prior to registration of a Compound, then all rights, licenses and options granted under this Agreement in any MONSANTO Intellectual Property shall immediately revert to MONSANTO without compensation to any other party, and all right, title and interest in and to any intellectual property generated during the Development program, including all Know-How and data acquired by LICENSEE by conveyance, grant or transfer under Article. 6.3 hereof, related to the use of the Compound in the Field shall be conveyed to MONSANTO without compensation to any other party. These obligations of reversion and conveyance of rights shall be assumed by all licensees and/or assignees of LICENSEE. If LICENSEE fails or ceases to commercialize a Compound in any country other than a country of a Major Market, then all rights in such Compound in such country shall revert to MONSANTO without compensation to any other party.

                  Article 4 - MONSANTO Rights of First Refusal

4.1 Rights in the Field, LICENSEE hereby grants to MONSANTO the following rights of first refusal:


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                                                                              15


(a) First Right of First Refusal. At least one hundred and twenty (120) days prior to the inception of Phase I clinical trials of one or more of the Compounds for use in the Field, LICENSEE shall provide MONSANTO full access to, and a comprehensive final report on, all information developed by or for LICENSEE on Compounds for use in the Field, said final report to contain sufficient animal data for submission of an IND to the FDA. After receiving said final report MONSANTO shall have at least ninety (90) days prior to such inception of Phase I clinical trials, to negotiate in good faith for a period not to exceed ninety (90) days a Development and License Agreement (the "Development and License Agreement") covering the clinical development, registration and marketing of a Compound for use in the Field. The Development and License Agreement shall contain terms and conditions substantially similar to those contained in this Agreement including exclusive licenses to MONSANTO under all intellectual property generated during the Development Program except that it shall include compensation to LICENSEE in a form that will take into consideration the following factors:
     (a) the reimbursement to LICENSEE of all LICENSEE Development Costs incurred to the date of the Development and License Agreement by MONSANTO upon signature of such Development and License Agreement less the MONSANTO Development Costs (b) the payment of a normal and customary lump sum representing the net present value of a world-wide license to manufacture, market and distribute the Compound to be developed through clinical trials for use in the Field, as negotiated between the parties (c) the payment of agreed milestone payments by MONSANTO (the "Milestone Payments') for the funding of the clinical development and


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                                                                              16


     registration of a Compound for use in the Field (d) the payment by MONSANTO of reasonable and customary royalties calculated as a percentage of the Net Sales of the Product incorporating the Compound for use in the Field.

(b) Second Right of First Refusal. If MONSANTO shall not exercise its First Right of First Refusal and/or shall have failed to agree with LICENSEE the terms of the Development and License Agreement, LICENSEE agrees to notify MONSANTO at the end of Phase II Clinical Trials of one or more of the Compounds for use in the Field and provide MONSANTO with full access to, and a comprehensive final report on all information developed by or for LICENSEE in Phase II Clinical Trials on Compounds for use in the Field and containing all data appropriate for deciding to commence Phase III Clinical Trials, and MONSANTO shall have ninety (90) days after receiving said final report within which to notify LICENSEE of its exercise of its Second Right of First Refusal. If MONSANTO shall exercise its Second Right of First Refusal, LICENSEE agrees to negotiate in good faith with MONSANTO for a period not to exceed ninety (90) days an agreement for the clinical development, registration and marketing of the Compound for use in the Field (the "Marketing Agreement"). The Marketing Agreement shall contain terms and conditions substantially similar to those contained in this Agreement including exclusive licenses to MONSANTO under all intellectual property generated during the Development Program except that it shall include compensation to LICENSEE in a form that will take into consideration the following factors: (a) the .reimbursement to LICENSEE of all LICENSEE Development Costs incurred to the date of the Marketing Agreement

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                                                                              17


     less the MONSANTO Development Costs by MONSANTO upon signature of such Marketing Agreement, (b) the payment of a normal and customary lump sum representing the net present value of a world-wide license to manufacture, market and distribute the Compound for use in the Field, as negotiated between the parties (c) the payment by MONSANTO to LICENSEE of all costs and expense set forth in the Development Program for the clinical development of the Compound for use in the Field and the registration of the Product for sale for use in the Field in the Territory and (d) the payment by MONSANTO of reasonable and customary royalties calculated as a percentage of the Net Sales of the Product incorporating the Compound for use in the Field.

(c) Agreements with Third Parties. If MONSANTO shall have failed to exercise any of its rights of first refusal contained herein and/or following the good faith negotiations between the parties, LICENSEE and MONSANTO are unable to agree to the terms and conditions of a Development and License Agreement or a Marketing Agreement, LICENSEE shall be free to negotiate with any third party any agreement; provided, however, that such agreement with a third party shall be consistent with MONSANTO's rights and LICENSEE's obligations herein and further that no such agreement with such third party shall contain terms and conditions, including payments and compensation, which in the aggregate are more favorable to such third party than the terms and conditions negotiated between MONSANTO and LICENSEE. Prior to execution of any such agreement with a third party, LICENSEE shall provide MONSANTO with a fully negotiated version of such agreement, which does not reveal the identity of such third party.


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                                                                              18


     MONSANTO shall have five (5) business days after receipt of such agreement to review it. Neither the failure of MONSANTO to exercise its First Right of First Refusal, nor the failure of MONSANTO and LICENSEE to negotiate to conclusion a Development and License Agreement shall result in the abrogation of MONSANTO's Second Right of First Refusal and LICENSEE's obligation to negotiate in good faith a Marketing Agreement.

4.2 Rights Outside the Field. LICENSEE hereby grants to MONSANTO the same rights of first refusal for uses of the Compounds outside the Field as set forth in Article 4.1 hereof if MONSANTO can conclusively show that any such uses outside the Field were developed using any of the Compound or the synthesis intermediates provided by MONSANTO to LICENSEE pursuant to
     Article 3.5 hereof, failing which MONSANTO shall have no rights with respect to uses of the Compounds outside the Field owned by LICENSEE. The terms of Articles 4.1 are incorporated by reference herein mutatis mutandis.


                              Article 5 - Royalties

5.1 In consideration of the licenses granted in Article 2.1 hereof, LICENSEE agrees to pay MONSANTO a royalty equal one and one half per cent (1.5%) of the actual Net Sales of the Product sold by LICENSEE or its sub-licensee to unaffiliated third parties for use in the Field. The royalty shall only be payable on Net Sales of a Product in each country

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                                                                              19


     in the Territory where a valid MONSANTO Patent is pending or issued, or where LICENSEE has substantial market exclusivity, said royalty to be paid for the life of said Patent or for the duration of said market exclusivity.

5.2 All Royalty payments shall be made within sixty (60) days after the end of each calendar quarter during each calendar year and shall be calculated on actual Net Sales of Products during the quarter concerned. All royalties shall be paid in United States Dollars and Net Sales of Products denominated in a currency other than Dollars shall be converted to Dollars at the exchange rate for purchasing Dollars with such currency prevailing on the last day of the quarter in question as quoted in the Wall Street Journal. Each royalty payment shall be accompanied by a statement showing Net Sales and calculation of royalties due.

5.3 If LICENSEE receives Third Party Transfer Compensation resulting from a LICENSEE Transfer of Rights, LICENSEE shall pay over to MONSANTO twenty-five per cent (25%) of such Third Party Transfer Compensation within thirty (30) days of receipt thereof.

5.4 Any Affiliate of MONSANTO may, at MONSANTO's discretion, receive on behalf of MONSANTO any payment obligation of LICENSEE under this AGREEMENT and such payment shall be received by MONSANTO's Affiliate in lieu of payment to MONSANTO with the same effect as if payment has been tendered to MONSANTO in satisfaction of such obligation under this Agreement. LICENSEE will complete requisite forms to obtain any reduced withholding tax rate under the Income Tax treaties between US. and a relevant country.

5.5 LICENSEE shall keep (or cause to be kept) and maintain complete and accurate records of its sales of product, in accordance with US. Generally Accepted Accounting Practices, such records shall be accessible to an independent certified public accountant selected by MONSANTO. Such records may be inspected at reasonable times during business hours within two (2) years after the end of the period to which such records relate, for the purpose of verifying Net Sales and any remittance of royalties due thereon. Such accountant shall be paid by MONSANTO and shall disclose to MONSANTO only such information as relates to the accuracy of the records kept and payments made.

                   Article 6 - Representations and Warranties

6.1 By LICENSEE. LICENSEE hereby represents and warrants to MONSANTO that (a) LICENSEE has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement, (b) the execution, delivery and performance by LICENSEE of this Agreement do not contravene or constitute a default under any provision of applicable law or its articles of incorporation or by-laws (or equivalent documents) or of any agreement, judgment, injunction, order, decree or other instrument binding upon LICENSEE, (c) all licenses, consents, authorizations and approvals, if any, required for the execution, delivery and performance by LICENSEE of this Agreement have been obtained and are in full force and effect and all conditions thereof have been complied with, and no other action by or with respect to, or filing with, any governmental authority or any other entity or person is required in connection with this execution, delivery and performance by LICENSEE of this Agreement, and (d) this Agreement constitutes a valid and binding agreement of LICENSEE, enforceable against LICENSEE in accordance with its terms.


6.2 By MONSANTO. MONSANTO hereby represents and warrants to LICENSEE that (a) MONSANTO has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement, (b) the execution, delivery and performance by MONSANTO of this Agreement do not contravene or constitute a default under any provisions of applicable law or of its articles of incorporation or by-laws (or equivalent documents) or of any agreement, judgment, injunction, order, decree or other instrument binding upon MONSANTO, (c) all licenses, consents, authorizations and approvals, if any, required for the execution, delivery and performance by MONSANTO of this Agreement have been obtained and are in full force and effect and all conditions thereof have been complied with, and no other action by or with respect to, or filing with, any governmental authority or any other entity or person is required in connection with the execution, delivery and performance by MONSANTO of this Agreement, and (d) this Agreement constitutes a valid and binding agreement of MONSANTO, enforceable against MONSANTO in accordance with its terms. MONSANTO makes no representation or warranty that the use or sale of the Compound in the Field will not infringe any patent or proprietary rights of third parties. MONSANTO further represents and warrants that to the best of its knowledge all of the patents listed in Appendix A, as of the Date of this Agreement, are not being infringed by any third parties, are to the extent held by MONSANTO or controlled by MONSANTO free and clear of all liens, encumbrances and other claims, and are not subject to any pending cancellation or reexamination proceeding or any other pending proceeding challenging their scope or validity, except as may occur during prosecution of said Patents in patent offices in which said Patents are pending

6.3 LICENSEE further warrants and represents that, at the date of this Agreement with respect to any party other than MONSANTO, LICENSEE shall have obtained appropriate instruments showing:

     (a)conveyance to LICENSEE of all right, title and interest in and to the Patents listed in Appendix A, to the extent that any parties other than MONSANTO may hold any such right, title or interest in said Patents, and

     (b) grant to LICENSEE of exclusive, sub-licensable, world-wide, royalty-free, irrevocable license rights to all know-how, including but not limited to all information, data, and structure-activity relationships, relating to the Field.

6.4 LICENSEE further warrants and represents that the Funding Agreement, and any other contract related to development of Compounds between LICENSEE and any third party, shall have terms and conditions consistent with this Agreement including, specifically, provisions covering intellectual property which are consistent with the conveyances and grants of this Agreement and which provide ownership of all intellectual property in LICENSEE and/or grant of exclusive, sub-licensable, world-wide, irrevocable licenses of rights to LICENSEE in any such intellectual property without any other encumbrances.

6.5 Survival of Representations and Warranties. The representations and warranties contained herein shall survive the execution, delivery and performance of this Agreement by the parties, notwithstanding any investigation at any time made by or on behalf of any party or parties.

                  Article 7 - Infringement and Indemnification

7.1 Infringement Claims. Each party shall promptly advise the other party of any infringements or suspected infringements of any MONSANTO Patents of which such party becomes aware, and each party shall cooperate with and assist the other party in any action undertaken for the assertion of infringement of any MONSANTO Patent. In the event that either party concludes that activities of third parties, in the opinion of their counsel, constitutes an actionable infringement of a MONSANTO Patent, MONSANTO shall within ninety (90) days initiate action, not necessarily formal litigation, to terminate or abate such activity. MONSANTO shall keep LICENSEE advised of the status of MONSANTO's efforts to terminate the infringing activity. In the event that MONSANTO shall fail to commence action to terminate or abate infringing activity within the ninety (90) day period set forth above, then LICENSEE shall have the right at its cost, to proceed under such MONSANTO Patent to terminate the infringement. In such event, LICENSEE shall have the right to proceed through counsel of its own selection and to initiate and control all proceedings associated therewith. MONSANTO shall render reasonable assistance and cooperate with LICENSEE as needed, at LICENSEE's expense. If in any infringement proceeding commenced under this Article, whether the same be commenced or controlled by LICENSEE or MONSANTO, damages or the like are recovered in an amount exceeding the cost and fees incurred in obtaining the same, such excess amounts shall be the property of the party controlling the proceeding.

7.2  Indemnification

(a) Indemnification by LICENSEE. LICENSEE hereby agrees that it shall be responsible for, indemnify, hold harmless and defend MONSANTO, MONSANTO's Affiliates and their respective directors, officers, managing members, shareholders, partners, attorneys, accountants, agents, employees and consultants and their heirs, successors and assigns (collectively the "MONSANTO Indemnitees") from and against any and all claims, demands, losses, liabilities, damages, costs and expenses (including the cost of settlement, reasonable, legal and accounting fees and any other expenses for investigating or defending any actions or threatened actions) (collectively, "Losses" suffered or incurred by any MONSANTO Indemnitee arising out of, relating to, resulting from or in connection with (a) any actual or alleged injury or death of any third party or damage to any property caused or claimed to be caused by the Product or by any act of LICENSEE or any third party acting for LICENSEE in the development or commercialization of the Product for use in the Field, at any time prior to the exercise by MONSANTO of any of its rights of first refusal contained in
     Article 4.1,
     provided that such injury, death or damage is not directly attributable to MONSANTO Intellectual Property. (b) the breach of any representation or warranty made by LICENSEE herein, or (c) any action, suit or other proceeding, or compromise, settlement or judgment, relating to any of the foregoing matters with respect to which MONSANTO Indemnitees are entitled to indemnification hereunder. The foregoing shall not apply to the extent that such Losses are due to the willful misconduct or negligence of any MONSANTO Indemnitees, as finally determined by a court of competent jurisdiction.

(b) Prior to initiation of any human clinical trial, LICENSEE shall have obtained an insurance policy from an insurer which is reasonably acceptable to MONSANTO in an amount not less than ten million United States dollars (US$10,000,000) to cover claims, liability, expenses, damages and costs due to injury to persons or damage to property arising or resulting from the manufacture, use or sale of any Product, or the practice of any process, as set forth herein and shall name MONSANTO as primary insured to be compensated for any claims made against MONSANTO prior to any other named insured under such policy. LICENSEE shall furnish to MONSANTO a Certificate of Insurance corroborating the issue of such policy, and copies of all renewal certificates corroborating the continued force of such policy. Further, LICENSEE shall require the insurer provide to MONSANTO with notices of any policy cancellation, non-renewal or modification.

(c) Indemnification by MONSANTO. MONSANTO' hereby agrees that it shall be responsible for, indemnify, hold harmless and defend LICENSEE's Affiliates and their respective directors, officers, managing members, shareholders, partners. attorneys, accountants, agents. employees and consultants and their heirs, successors and assigns (collectively, the "LICENSEE Indemnities") from and against any and all claims, demands, losses, liabilities, damages costs and expenses (including the cost of settlement, reasonable legal and accounting fees and any other expenses for investigating or defending any actions or threatened actions) (collectively "Losses") suffered or incurred by any LICENSEE Indemnitee arising out of, relating to, resulting from or in connection with (a) the breach of any representation or warranty made by MONSANTO herein, and (b) any action, suit or other proceeding, or compromise, settlement or judgment, relating to any of the foregoing matters with respect to which LICENSEE Indemnitees are entitled to indemnification hereunder. The foregoing shall not apply to the extent that such Losses are due to the willful misconduct or negligence of any LICENSEE Indemnitees, as finally determined by a court of competent jurisdiction.

(d) Notice of Claims. In the event that a claim is made pursuant to Article 7.2.(a) or 7.2(c) above against any party which seeks indemnification hereunder (the "Indemnitee"), the Indemnitee agrees to promptly notify the other party (the "Indemnitor") of such claim or action and, in the case of any claim by a third person against the Indemnitee, the Indemnitor may, at its option, elect to assume control of the defense of such claim or action; provided that (a) the Indemnitee shall be entitled to participate therein (through counsel of its own choosing) at the Indemnitee's sole cost and expense, and (b) the Indemnitor shall not settle or compromise any such claim or action without the prior written consent of the Indemnitee, unless such settlement or compromise includes a general release of the Indemnitee and all of the other LICENSEE Indemnitees or MONSANTO Indemnitees. as the case may be, from any and all liability with respect hereto.

                           Article 8 - Confidentiality

8.1 During the term of this Agreement and for a period of ten (10) years after the termination hereof for any reason, LICENSEE agrees to hold in confidence this Agreement and its terms and all MONSANTO Know-How and any other confidential information disclosed by MONSANTO to the LICENSEE (collectively the "Confidential Information") and not use the same for any purpose other than as set forth in this Agreement nor disclose the same to any other person except to the extent that it is necessary for LICENSEE to enforce its rights under this Agreement or if required by law; provided, that if LICENSEE shall be required by law to disclose any such Confidential Information to any third party, LICENSEE shall give prompt written notice thereof to MONSANTO and shall minimize such disclosure to the amount required. Notwithstanding the foregoing, LICENSEE may disclose Confidential Information (a) to its attorneys, accountants and other professional advisors under an obligation of confidentiality, (b) to its banks, other financial institutions or investors under an obligation of confidentiality, for the purpose of raising capital or borrowing money or maintaining compliance with agreements, arrangements and understandings relating thereto, and (c) to any Entity who proposes to purchase or otherwise succeed (by merger, operation of law or otherwise) to all of LICENSEE's right, title and interest in, to and under this Agreement, if such Entity agrees to maintain the confidentiality of such Confidential Information pursuant to a written agreement. The standard of care required to be observed hereunder shall be not less than the degree of care which LICENSEE uses to protect its own information of a similar and confidential nature.

8.2 During the term of this Agreement and for a period of ten (10) years after the termination hereof for any reason, MONSANTO agrees to hold in confidence this Agreement and its terms and any other confidential information disclosed by LICENSEE to MONSANTO (collectively the "Confidential Information") and not use the same for any purpose other than as set forth in this Agreement nor disclose the same to any other person except to the extent that it is necessary for MONSANTO to enforce its rights under this Agreement or if required by law; provided, that if MONSANTO shall be required by law to disclose any such Confidential Information to any third party, MONSANTO shall give prompt written notice thereof to the LICENSEE and shall minimize such disclosure to the amount required. Notwithstanding the foregoing, MONSANTO may disclose Confidential Information (a) to its attorneys, accountants and other professional advisors under an obligation of confidentiality, (b) to its banks, other financial institutions or investors under an obligation of confidentiality, for the purpose of raising capital or borrowing money or maintaining compliance with agreements, arrangements and understandings relating thereto, and (c) to any Entity who proposes to purchase or otherwise succeed (by merger, operation of law or otherwise) to all of MONSANTO's right, title and interest in, to and under this Agreement, if such Entity agrees to maintain the confidentiality of such Confidential Information pursuant to a written agreement. The standard of care required to be observed hereunder shall be not less than the degree of care which MONSANTO uses to protect its own information of a similar and confidential nature.

8.3 The restrictions set forth in Articles 8.1 and 8.2 hereof shall not apply to any Confidential Information which:

     (a) was already known to LICENSEE or MONSANTO, as the case may be, prior to its disclosure by the other party, as shown by the recipient's written records;

     (b) at the time of the disclosure is or subsequently thereto becomes generally available to the public other than by speculation, rumor or by a violation of the terms of this Agreement;

     (c) subsequent to disclosure is acquired from or made available to a party by a third party and neither disclosure to nor use by such party violates any obligation of said third party to MONSANTO or LICENSEE, as the case may be; and

     (d) LICENSEE is required to disclose to a Regulatory Agency in connection with the preparation and filing of applications for marketing approval of a Product.

     (e) LICENSEE includes in any articles published in recognized scientific publications in connection with the development of the Compounds.

                Article 9 - Intellectual Property - Improvements

9.1 Rights to Proprietary Technology. Neither party shall through this Agreement obtain any rights to the other party's proprietary technology except for such rights as are expressly granted or allocated under this Agreement.

9.2 Improvements and Filing, Prosecution and Maintenance of Patents. Any invention, discovery or development (including, without limitation, data, formulae or research results) generated in the course of the Development Program pertaining directly to the Compound, including formulation technology for the Compound, shall be owned solely by LICENSEE. In the event that any such invention, discovery or development is deemed patentable, LICENSEE may, at its option and cost, elect to seek patent protection thereon and MONSANTO shall render reasonable assistance to LICENSEE whenever requested to do so, at LICENSEE's cost, to the extent MONSANTO is required to sign and execute such forms and documents as may be necessary to assist LICENSEE in the filing and prosecution of such applications.

9.3 MONSANTO agrees to file, maintain and defend the MONSANTO Patents in the Major Markets for the term of this Agreement. The scope of additional international patent filings necessary to protect the marketing and licensing interests of the parties will be determined in advance of actual filings on a country-by-country or regional basis in discussions between representatives of each party, said discussions to be initiated by LICENSEE, with appropriate consideration of filing, prosecution and maintenance costs, and the enforceability of patent claims in the country or region. The costs of all such filings and maintenance costs shall be borne by MONSANTO, until such time as MONSANTO gives at least ninety (90) days written notice of its intention to abandon any such Patent for which MONSANTO is paying such costs. At LICENSEE's request MONSANTO shall provide LICENSEE with evidence of the payment of all such costs at least thirty (30) days prior to the date upon which failure to have paid such cost will result in the abandonment or lapse of the Patent. MONSANTO shall have no liability for any inadvertent lapse of a Patent.

9.4 In the event that MONSANTO intends to abandon or discontinue maintenance or prosecution of any MONSANTO Patent in any country of the Major Markets, MONSANTO shall give LICENSEE sufficient advance notice to allow LICENSEE to take any action necessary to renew, maintain or revive such MONSANTO Patents at LICENSEE's expense. MONSANTO shall provide all reasonable assistance required for LICENSEE to accomplish such result.

                      Article 10 - Limitations on Liability

10.1 No Warranties. Except as expressly set forth in Article 6 hereof, neither party makes any representations or warranties as to any matter whatsoever. EACH PARTY HEREBY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPOUND, THE PRODUCTS AND THE MONSANTO INTELLECTUAL PROPERTY, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF

     MERCHANTABILITY OR FITNESS FOR ANY PART1CULAR PURPOSE TO THE EXTENT PROVIDED BY LAW, MONSANTO SHALL NOT BE LIABLE UNDER ANY CONTRACT. NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES.

10.2 Force Majeure. No party shall be liable for failure or delay in performing any of its obligations hereunder if such failure or delay is occasioned by compliance with any governmental regulation, request or order, or by circumstances beyond the reasonable control of the party so failing or delaying, including without limitation. Acts of God, war, insurrection, fire, flood, accident, labor strikes, work stoppage or slowdown (whether or nor such labor events is within the reasonable control of the parties). or inability to obtain power or necessary to enable such party to perform its obligations hereunder. Each party shall (a) promptly notify the other party in writing of any such event of force majeure, the expected duration thereof and its anticipated effect on the ability of such party to perform its obligations hereunder, and (b) make reasonable efforts to remedy any such event of force majeure.

                          Article 11 - Non-use of Names

Neither party shall use the name of the other party or the name of any Affiliates or employees of such party, nor any adaptation thereof, in any advertising, promotional or sales literature or other publication without prior written consent obtained from such other party in each case. In the event that a party is required by law by the SEC or ex-U.S. counterpart thereof to disclose the name of the other party, the parties shall agree on the scope and nature of such disclosure, within the requirements of the law, prior to any such disclosure.

                             Article 12 - Publicity

12.1 The terms of this Agreement shall be considered confidential information of MONSANTO and subject to the provisions of this Article 8 hereof

12.2 If LICENSEE determines to issue any press release or other public statement or announcement of or relating to this Agreement (hereinafter collectively "LICENSEE Announcement"), MONSANTO shall have the right to review such LICENSEE Announcement, and to make reasonable revisions thereof, prior to release or publication thereof by LICENSEE or any LICENSEE agent or contractor. MONSANTO shall have the absolute right to block the issuance of any press release or other public announcement which refers directly or indirectly to MONSANTO, its Affiliates or new venture partners, other than announcements contemplated in the second sentence of Article 11 hereof.

12.3 It is agreed and understood that LICENSEE may disclose the terms of this Agreement under obligations of confidentiality to a prospective sublicensee pursuant to the negotiation of a sublicense authorized under Article 2 hereof, provided that such prospective sublicensee agrees to a confidentiality agreement at least as restrictive as the provisions of
     Article 8 hereof, and MONSANTO is expressly named as a third party beneficiary of such confidentiality agreement.

                        Article 13 - Term and Termination

13.1 Term. This agreement shall be effective from the date first above written and, unless sooner terminated in accordance with the provisions of this
     Article 13, shall continue until the later to occur of (a) fifteen (15) years from the date of this Agreement, or (b) the expiration of all royalty duration obligations set forth in Article 5.1 hereof

13.2 Events of Default. Each party shall have the right to terminate this Agreement upon the occurrence of any of the following events (each, an "Event of Default") with respect to the other party (the "Defaulting Party"): (a) a decree or order shall have been entered by a court of competent jurisdiction adjudging the Defaulting Party bankrupt or insolvent, or approving as properly filed a petition - seeking reorganization, readjustment arrangement, composition or similar relief for the Defaulting Party under any bankruptcy law or any other similar applicable statute, law or regulation, or a decree or order of a court of competent jurisdiction shall have been entered for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Defaulting Party or a substantial part of its property, or for the winding up or liquidation of its affairs; or (b) the Defaulting Party shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy petition against it, or shall file a petition or answer or consent seeking reorganization, readjustment, arrangement, composition, liquidation or similar relief under any bankruptcy law or any other similar applicable statute, law or regulation or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall be unable to pay its debts generally as they become due; or (c) the Defaulting Party shall commit a material breach of the terms of this Agreement and the Defaulting Party does not undertake diligent and continuous efforts to remedy such breach and all of its effects within thirty (30) days after written notice thereof is given by the other party to the Defaulting party and such breach is not fully remedied within a reasonable period.

13.3 Termination. Each party may terminate this Agreement upon the occurrence of any Event of Default by the other party by giving written notice thereof to the other party, which notice shall specifically identify the reason(s) for such termination. LICENSEE shall have the right, as its option, to terminate this Agreement on a country-by-country basis (a) at any time if LICENSEE unilaterally elects to discontinue development or marketing of the Compound; (b) immediately if the manufacture, use, sale or distribution of the Product is enjoined permanently and unavoidably by a court or administrative agency of competent jurisdiction as infringing the patent rights of any third party in any country; or if it reasonably determines on the advice of competent patent counsel, that the manufacture, use, sale or distribution of the Product unavoidably infringes the patent rights of any third party in any Major Market; and (c) immediately in the event that the Product is deemed unmarketable for any reason.

13.4 (a) MONSANTO shall have the right, at its option to terminate this Agreement (i) if LICENSEE has (x) not provided the final report pursuant to the terms of Article 4.1 (a) hereof within two years of the Effective Date of this Agreement or (y) not provided the final report pursuant to the terms of Article 4.1 (b) hereof, or (ii) the Date of First

     Commercial Sale of a Product in a Major Market shall not have occurred within six (6) years of the Effective Date of this Agreement or (iii) IgX Corp. shall default in its obligations to LICENSEE under the Funding Agreement and such default is not remedied within thirty (30) days if such default. The time limits set forth in Articles 13.4 (a) (i) or 13.4 (a)
     (ii) hereof shall be extended on a day-to-day basis for any Regulatory Delays.

     (b) If the Date of First Commercial Sale of a Product in any particular Major Market shall not have occurred within the period set forth in Section
     13.4 (a) (ii), MONSANTO shall have an option, exercisable within ninety
     (90) days following such date, to request an exclusive license for such Product for such Major market. If MONSANTO shall exercise such option, the parties agree to negotiate in good faith a license agreement for such Major Market pursuant to the terms of Section 4.1(b) hereof, the terms of which are incorporated herein by reference mutatis mutandis.

13.5 Consequences of Termination. The termination of this Agreement for any reason shall be without prejudice to (a) the rights and obligations of the parties pursuant to Sections 7 and 10 hereof, and (b) any other remedies as may now or hereafter be available to any party, whether under this Agreement or otherwise.

13.6 In the event of termination under Article 13.3(b) if LICENSEE can obtain a reasonable license or settlement agreement with regard to the third party patent rights, LICENSEE may elect to continue the Agreement and reduce the royalty to be paid hereunder by up to 50% in each quarter to offset actual expenses incurred in obtaining the license or settlement.

13.7 Within twenty (20) days after termination of this Agreement, irrespective of the basis for termination, LICENSEE shall promptly return to MONSANTO all materials and data comprising MONSANTO Intellectual Property or otherwise relating to the manufacture of products. If any inventory of finished Products remains in LICENSEE's inventory after termination, MONSANTO at its sole election may purchase all or a portion of such inventory of finished products at LICENSEE's list price.

     Within a period of ninety (90) days after the date of termination, any finished Products which MONSANTO has not elected to purchase from LICENSEE may be disposed by LICENSEE by use or sale within the limitations of
     Article 2 hereof; provided, however. that LICENSEE shall not have the right to dispose of finished Products if actual or potential injury to persons or property, and/or creation or extension of actual or potential liability of MONSANTO, either forms any part of the basis for termination or is otherwise incurred or threatened or is reasonably anticipated by MONSANTO.

13.8 Any inventory of finished Products, raw materials therefor and/or intermediates therefor not used or sold under the provisions of Article
     12.6 hereof shall be destroyed by LICENSEE within one hundred (100) days after termination of this Agreement.

13.9 The obligations contained in Articles 7, 8, 9, 10, 11, 42 and 14 shall survive termination of this Agreement.

                           Article 14 - Miscellaneous

14.1 Notices. All payments, notices, reports and/or other communications accordance with this Agreement, shall be sufficiently made or given on the date of the mailing if delivered by hand, by facsimile or sent by first class mail postage prepaid and addressed as follows:


In the case of LICENSEE:

IgX Oxford Hepatitis Corp.
Attn:  Albert J. Henry, Chairman
One Springfield Avenue
Summit, New Jersey 07901


with a copy to:

Henry & Co.
Attn.:  June Knaudt
4370 La Jolla Village Drive, Suite 400
San Diego California 92122-1251



In the case of MONSANTO:

        MONSANTO Company
        800 N. Lindbergh Boulevard
        St. Louis Missouri 63167
        USA

Attention:  General Counsel
with a copy to:

G.D. Searle & Co.
5200 Old Orchard Road
Skokie, Illinois 60077
        Attention:   Licensing Dept.


or such other address as either party shall notify the other in writing.

14.2 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration under the American Arbitration Association by a panel of three arbitrators, one selected by each party and the third selected by the other two arbitrators. Any arbitration proceeding commenced by either party shall be held in the New York City, New York metropolitan area (including northern New Jersey). The decision of the arbitrators may be entered in any court of competent jurisdiction, and execution may be had thereon. In any arbitration pursuant to this Agreement, each party shall be entitled to discovery proceedings in accordance with the United States Federal Rules of Civil Procedure governing discovery as then in effect. The expenses of such arbitration, including attorneys' fees, shall be allocated between the parties as the arbitrators may decide and as the claims and interests of each party may prevail. Notwithstanding anything to the contrary contained herein, any dispute, controversy or claim relating to the actual or threatened unauthorized use of any Confidential Information, or the validity, enforceability or infringement of any patent rights, shall not be submitted to arbitration hereunder and shall be resolved by a court of competent jurisdiction.

14.3 Amendments. etc. This Agreement may not be amended or modified, nor may any right or remedy of any party be waived, unless the same is in writing and signed by such party or a duly authorized representative of such party. The waiver by any party of the breach of any term or provision hereof by any other party shall not be construed as a waiver of any other subsequent breach.

14.4 No Waiver: Remedies. No failure or delay by any party in exercising any of its rights or remedies hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the parties provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

14.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns; provided that, LICENSEE may assign or otherwise transfer this Agreement or any of its rights, duties or obligations hereunder without the prior written consent of MONSANTO and MONSANTO may assign or otherwise transfer this Agreement without the prior written consent of LICENSEE to any company which merges with or is merged into MONSANTO or any company to which MONSANTO shall transfer the line of business associated with this Agreement. Any agreement between LICENSEE and any third party assigning or transferring any of its rights, duties or obligations hereunder shall contain the obligation by such third party to maintain and fulfill all obligations owed by LICENSEE to MONSANTO hereunder.

14.6 Relationship of Parties. LICENSEE and MONSANTO are not (and nothing in this Agreement shall be construed to constitute them) partners, joint ventures, agents. representatives or employees of the other party. nor to create any relationships between them other than that of an independent contractor. Neither party shall have any responsibility or liability for the actions of the other party except as specifically provided herein. Neither party shall have any right or authority to bind or obligate the other party in any manner or make any representation or warranty on behalf of the other party.

14.7 Expenses. Unless otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party which shall have incurred the same and the other party shall have no liability relating thereto.

14.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior proposals, communications, representations and agreements, whether oral or written, with respect to the subject matter hereof

14.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions hereof in any other jurisdiction.

14.10 Counterparts. This Agreement may be signed in any number of counterparts. each of which shall be deemed an original and all of which when taken together shall constitute but one and the some instrument.

14.11 Governing Law. This Agreement, including the performance and enforceability hereof, shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.



IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                        IgX Oxford Hepatitis Corp.

                                        By: /s/ Albert J. Henry
                                            --------------------------
                                            Chairman
                                            IgX Oxford Hepatitis Corp.



                                        MONSANTO Conipany

                                        By: /s/ Richard U. De Schutter
                                            --------------------------
                                            Richard U. De Schutter
                                            Vice Chairman
                                            MONSANTO Co.